Exhibit 99.9
Alion Announces Proposed $300 Million Unit Offering
McLean, VA March 5, 2010
Alion Science and Technology Corporation (“Alion”) today announced its intent to issue units (the “Units”) consisting of $300 million aggregate principal amount of Senior Secured Notes due November 2014 (the “Notes”) and warrants (the “Warrants”) to purchase shares of Alion common stock. Alion expects the Units will include Senior Secured Notes issued at a discount to the face amount of the Notes and guaranteed by certain subsidiaries of Alion. Alion also proposes to enter contemporaneously with the issuance of the Units into a new $25 million revolving credit facility maturing August 2014 which will replace Alion’s existing revolver. Proceeds from the offering will be used to repay all amounts outstanding under the company’s first-lien credit facility, extinguish existing subordinated notes and warrants, and pay related transaction fees and expenses.
The Units, Notes, guarantees and Warrants, and common stock underlying the Warrants, will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Units, Notes and Warrants will be offered in the United States to qualified institutional buyers in a private offering exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 144A and outside the United States pursuant to Regulation S.
About Alion
Alion Science and Technology is a technology solutions company delivering scientific, research and development, engineering and technology expertise and operational support primarily to the U.S. Department of Defense (DoD) and other U.S. government agencies, and commercial customers. For fiscal year 2009, the company generated approximately $802.2 million in revenue and gross profit of $186.5 million.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where the offering would not be permitted. Offers will be made only by means of a private offering circular. This press release contains information about a pending transaction, and there can be no assurance that this transaction will be completed.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In addition, the management of

Alion Science and Technology Corporation (which may be referred to as “Alion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2009 Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (SEC) including the section entitled “Risk Factors”.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and, as such, speak only as of the date made. The Company does not undertake any obligation to update any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.